                                                                    EXHIBIT 4.13

                        LIMITED WAIVER OF COVENANTS UNDER
                    AND AMENDMENT TO SENIOR SUBORDINATED NOTE
                         AND WARRANT PURCHASE AGREEMENT


           This Limited Waiver of Covenants Under and Amendment to Senior Subordinated Note and Warrant Purchase Agreement (this "Agreement") is dated as of the 13th day of April, 2001, and is executed by and among Atlantic Premium Brands, Ltd. ("Atlantic"), a Delaware corporation, Prefco Corp. ("Prefco"), a Delaware corporation, Carlton Foods Corp. ("Carlton"), a Delaware corporation, Richards Cajun Foods Corp. ("Richards"), a Delaware corporation, Grogan's Farm, Inc. ("Grogan's"), a Delaware corporation, and Potter Sausage Co. ("Potter"), a Delaware corporation (collectively, the "Sellers"), and Banc One Capital Partners, LLC ("BOCP"), a Delaware limited liability company and Small Business Investment Company (the "Purchaser").

                                    RECITALS:


           WHEREAS, the Sellers and the Purchaser executed the certain Senior Subordinated Note and Warrant Purchase Agreement dated as of March 20, 1998 (the "Purchase Agreement") and the certain Related Documents of even date therewith (collectively, the "Purchase Documents") in connection with the issuance and sale by Sellers to Purchaser of (i) the Senior Subordinated Note dated as of March 20, 1998 in the aggregate principal amount of $6,500,000 (the "Note"),
(ii) the Warrant to purchase 666,947 shares of Nonvoting Common Stock of Atlantic (the "Fixed Warrant"), and (iii) the Warrant to purchase up to 428,753 shares of Nonvoting Common Stock of Atlantic (the "Contingent Warrant", and together with the Fixed Warrant, the "Warrants") (capitalized terms used but not defined herein shall have the meanings ascribed in the Glossary of Defined Terms attached as Exhibit A to the Purchase Agreement and incorporated therein); and

           WHEREAS, Section 9.1 of the Purchase Agreement requires the Company to maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00 as of the end of each Quarter (the "Section 9.1 Covenant"); and

           WHEREAS, Section 9.2 of the Purchase Agreement requires the Company to maintain an Interest Coverage Ratio of not less than 1.75 to 1.00 as of the end of each Quarter (the "Section 9.2 Covenant"); and
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           WHEREAS, Section 9.3 of the Purchase Agreement requires the Company to maintain as of the end of each Quarter a ratio of Consolidated Indebtedness outstanding as of the end of such Quarter to EBITDA for a period of four consecutive Quarters ending as of the end of such Quarter of not greater than
5.00 to 1.00 (the "Section 9.3 Covenant"); and

           WHEREAS, Section 9.4 of the Purchase Agreement requires that, as of the end of each Quarter, commencing with the Quarter ending September 30, 1998, the consolidated stockholders' equity of the Company shall not be less than $10,000,000 (the "Section 9.4 Covenant"); and

           WHEREAS, the Sellers have requested the Purchaser to waive the Company's non-compliance with the Section 9.1 Covenant, the Section 9.2 Covenant, the Section 9.3 Covenant and the Section 9.4 Covenant (referred to collectively as the "Section 9 Covenants") for certain periods hereinafter specified;
and

           WHEREAS, the Purchaser is willing to waive the Company's non-compliance with the Section 9 Covenants for the certain periods hereinafter specified, and to make certain other limited waivers described herein, subject to the terms and conditions hereof; and

           WHEREAS, the Purchaser and the Sellers desire to amend the Purchase Documents as hereinafter provided, and to enter into the certain further agreements set forth below.

                                   AGREEMENT:

           NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

           1. Limited Waiver of Covenants. The Purchaser hereby (a) waives the Company's non-compliance with the Section 9 Covenants for the periods ending June 30, 2000, September 30, 2000 and December 31, 2000, and (b) waives any Event of Default associated therewith or occasioned thereby. The Purchaser hereby also (a) waives the Company's performance under Section 6.1(a) of the Purchase Agreement with respect to the Fiscal Year ended December 31, 2000 until April 19, 2001, and permanently waives any notice pursuant to Section 6.6(b) of the Purchase Agreement relating to the Company's non-performance under Section 6.1(a) of the Purchase Agreement with respect to the Fiscal Year ended December 31, 2000, and (b) waives any Event of Default associated therewith or occasioned thereby. Further, the Purchaser hereby (a) waives the Company's compliance with
Section 8.10 of the Purchase Agreement with respect to (i) Sellers' entering into the consulting agreement described in Section 4.3 hereof and (ii) the transactions contemplated by the Sterling Agreement (as defined in Section 3 hereof), and (b) waives any Event of Default associated therewith or occasioned thereby. Finally, the Purchaser hereby (a) waives any Event of Default under Sections 8(c) and 8(f) of the Note associated with or occasioned by the Company's failure to pay (i) the certain Seller note owing to Franklin Roth and Allan Pauly due March 31, 2001, (ii) the certain Seller note owing to J. L. Richard due July 31, 2001, and (iii) the certain Seller note owing to Bobby and Betty Grogan due September 30, 2001, and (b) waives the Company's compliance with the notice requirements under Sections 6.6(a) and 6.6(b) of the Purchase Agreement with respect to any such Event of Default.

           2. Amendment of Purchase Documents. To induce the Purchaser to enter into this Agreement, the Sellers agree that the Purchase Documents shall be and are hereby amended as follows, which amendments shall supersede and prevail over any conflicting provisions of the Purchase Documents:

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
           2.1 Amendment of Interest Provisions of Note. The Note is amended to provide that, as of January 17, 2001, the Stated Interest Rate shall be 15% per annum and the Default Interest Rate shall be 18% per annum. At all times on and after January 17, 2001 that the Default Rate is not in effect, interest on the Note shall accrue at a rate equal to the Stated Interest Rate, and shall be payable as follows: (i) interest at the rate of 10% per annum shall be paid monthly in arrears on each Payment Date specified in the Note; and (ii) interest at the rate of 5% per annum shall be compounded monthly and paid in full on June 30, 2003. After June 30, 2003, all accrued but unpaid interest at the Stated Interest Rate shall be paid monthly in arrears on each Payment Date specified in the Note.

           2.2 Amendment of Financial Covenants. Section 9 of the Purchase Agreement is hereby deleted in its entirety and is replaced with the provisions set forth in Exhibit "A" attached hereto and made a part hereof, effective as of January 1, 2001. BOCP acknowledges that from and after January 1, 2001 it will not be entitled to assert any breach of, or any Event of Default relating to, the
                      Section 9 Covenants as they existed prior to this amendment thereof.

           2.3 Amendment to Notice Provision. Section 11.13(b) of the Purchase Agreement is hereby amended to substitute the following address as the current address of the Purchaser:

                                    Banc One Capital Partners, LLC
                                    191 West Nationwide Blvd.
                                    Suite 600
                                    Columbus, Ohio  43215
                                    Attention:  General Counsel
                                    Telephone No.  (614) 246-2440
                                    Fax No.  (614) 246-2441

           3. Sale of Note and Warrants to Sterling Advisors. The Sellers, Purchaser and Sterling BOCP, LLC ("Sterling") have executed a certain Note and Warrant Purchase Agreement of even date herewith (the "Sterling Agreement") pursuant to which the Purchaser has agreed to sell to Sterling, and Sterling has agreed to purchase from the Purchaser, ten percent (10%) of the Purchaser's interest in the Purchase Agreement, the Note, the Warrants and certain related rights and security agreements thereunder (the note to be held by Sterling as a result of this transaction is referred to as the "Sterling Note" and the note to be held by the Purchaser as a result of this transaction is referred to as the "BOCP Note"). The Sellers agree that any default in performance of Sterling or Sellers under the terms of the Sterling Agreement shall constitute a default in performance under this Agreement.

           4. Additional Covenants. Sellers and the Purchaser further agree as follows:

           4.1 All insurance proceeds received with respect to the plant fire at Sellers' facility in Arlington, Kentucky shall be applied by Sellers in accordance with the terms of the Senior Loan Agreement; provided, however, that if said insurance proceeds exceed the amounts required to be applied under the Senior Loan Agreement, then such excess amount shall be paid to the Purchaser and Sterling (pro rata based on the principal amounts outstanding under the BOCP Note and the Sterling Note) for the purpose of permanent reduction of debt under the BOCP Note and Sterling Note.

           4.2 The prior written approval of the Purchaser shall be required, which approval may be withheld in the Purchaser's sole discretion, before Atlantic may enter into any renewal, automatic or otherwise, of the Employment Agreement between Atlantic Beverage Company, Inc. and Alan
                     F. Sussna, dated as of October 29, 1996, or any new or replacement employment agreement with Alan F. Sussna or, if Atlantic hires a new CEO or president, any employment agreement with such person. Notwithstanding the foregoing, if Atlantic provides the Purchaser with a written request for the approval required under this Section 4.2, in accordance with Section 11.13 of the Purchase Agreement, then the Purchaser's failure to grant or deny such approval to Atlantic in writing within 10 business days of receipt of such request shall be deemed to be the Purchaser's prior written approval under this Section 4.2.

           4.3 All payments or accruals owed or owing to Sterling Advisors, L.P., its affiliates or employees pursuant to the Sellers' Management Agreement with Sterling Advisors L.P. of October 1, 2000, or any similar agreement, shall be waived and canceled, and Sellers shall provide the Purchaser with an acknowledgment from Sterling Advisors and its principals confirming the cancellation of such obligations within thirty (30) days after the date hereof. No actions taken by the Sellers pursuant to this Section
                     4.3 shall be asserted by the Purchaser as a failure to comply with Section 7.6 of the Purchase Agreement.

           4.4 Sellers shall use their commercially reasonable efforts, subject to the fiduciary duties of Atlantic's board of directors under Delaware law, to obtain replacement financing for the entire remaining balance of the BOCP Note on or before the end of 2001; provided, however, that the failure to do so shall not constitute an Event of Default.

           5. Events of Default. The occurrence of any of the following events shall constitute an Event of Default under the Purchase Documents and, at the Purchaser's option, shall entitle the Purchaser to exercise any or all of its rights or remedies thereunder:

           5.1 Failure of the Sellers, or any of them, to perform any of the obligations set forth in this Agreement, other than
                      Section 4.4; and

           5.2 Any breach of any representation or warranty of the Sellers, or any of them, contained herein;

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
           6. No Further Waiver. Except as expressly set forth herein, nothing contained herein shall constitute a waiver or forbearance by the Purchaser of any other Event of Default (except for Events of Default arising out of or relating to facts or circumstances known by the Purchaser on the date hereof), whether now existing or hereafter arising, or waiver or modification of any other term, condition or covenant set forth in the Purchase Documents. Additionally, this Waiver shall not be construed as a commitment on the part of the Purchaser to any future amendment, modification or waiver of any term, condition or covenant set forth in the Purchase Documents.

           7. No Default. The Sellers represent and warrant that, except as set forth in Section 1, no Event of Default has occurred and is continuing under the Purchase Documents.

           8. Performance. The Sellers agree that, except as set forth in
Section 1, the Company will perform and observe all of the covenants, agreements, stipulations and conditions to be performed or observed by the Company under the Purchase Documents.

           9. Applicable Law; Jurisdiction. This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of Ohio.

           10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.



                  [Remainder of page intentionally left blank]

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
           IN WITNESS WHEREOF, the Sellers and Purchaser have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Sellers:                                                                           Purchaser:

ATLANTIC PREMIUM BRANDS,                                                BANC ONE CAPITAL PARTNERS, LLC
LTD.

                                                                        By:        Banc One Capital Partners Holdings,
By:     /s/ MERRICK M. ELFMAN                                                      Ltd., Manager
    -----------------------------
Name:  Merrick M. Elfman
Its:  Chairman                                                          By:        BOCP Holdings Corporation, Manager


PREFCO CORP                                                             By:             /s/ JAMES J. HENSON
                                                                                   ---------------------------------
                                                                        Name:      James J. Henson
                                                                        Its:      Authorized Signer
By:    /s/ MERRICK M. ELFMAN
    ------------------------------------
Name:      Merrick M. Elfman
Its:       Chairman


CARLTON FOODS CORP.


By:     /s/ MERRICK M. ELFMAN
     --------------------------
Name:      Merrick M. Elfman
Its:       Chairman


RICHARDS CAJUN FOODS CORP.


By:     /s/ MERRICK M. ELFMAN
     --------------------------
Name:      Merrick M. Elfman
Its:       Chairman


GROGAN'S FARM, INC.


By:     /s/ MERRICK M. ELFMAN
     --------------------------
Name:      Merrick M. Elfman
Its:       Chairman

POTTER SAUSAGE CO.


By:     /s/ MERRICK M. ELFMAN
     --------------------------
Name:      Merrick M. Elfman
Its:       Chairman

                                   EXHIBIT "A"
                           AMENDED FINANCIAL COVENANTS


           SECTION 9 FINANCIAL TESTS

           Until payment in full of the Note, the Seller shall, unless the Purchaser waives compliance therewith in writing, meet the following Financial
Tests:

           9.1 MINIMUM FIXED CHARGE COVERAGE RATIO. The Company shall not permit the Fixed Charge Coverage Ratio to be less than (i) the minimum ratios set forth below as of the last day of each Quarter of 2001, (ii) .90 to 1.00 as of the last day of each Quarter from the first Quarter of 2002 through the second Quarter of 2003, or (iii) 1.00 to 1.00 as of the last day of each Quarter thereafter until the Note has been paid in full:

                                         1ST QUARTER              2ND QUARTER             3RD QUARTER            4TH QUARTER
                                         -----------              -----------             -----------            -----------
Minimum Fixed Charge Coverage Ratio
                                         .85 to 1.00              .75 to 1.00             .80 to 1.00            .90 to 1.00


           9.2 MINIMUM INTEREST COVERAGE RATIO. The Company shall not permit the Interest Coverage Ratio to be less than (i) the minimum ratios set forth below as of the last day of each Quarter of 2001, or (ii) 1.85 to 1.00 as of the last day of each Quarter thereafter until the Note has been paid in full:

                                                 1ST QUARTER              2ND QUARTER             3RD QUARTER           4TH QUARTER
                                                 -----------              -----------             -----------           -----------
Minimum Interest Coverage Ratio                  1.60 to 1.00             1.60 to 1.00            1.75 to 1.00          1.85 to 1.00


           9.3 MINIMUM SENIOR FIXED CHARGE COVERAGE RATIO. The Company shall not permit the Senior Fixed Charge Coverage Ratio to be less than (i) the minimum ratios set forth below as of the last day of each Quarter of 2001, or (ii) 1.05 to 1.00 as of the last day of each Quarter thereafter until the Note has been paid in full:

                                                 1ST QUARTER              2ND QUARTER             3RD QUARTER           4TH QUARTER
                                                 -----------              -----------             -----------           -----------
Minimum Senior Fixed Charge Coverage Ratio       1.00 to 1.00              .90 to 1.00            1.00 to 1.00          1.05 to 1.00

Each of the foregoing Financial Tests shall be measured on a rollup basis for 2001, i.e the trailing three months for the first Quarter, the trailing six months for the second Quarter, the trailing nine months for the third Quarter, and the trailing twelve months for the fourth Quarter. Beginning with the Quarter ending March 31, 2002, the Financial Tests shall be measured on a trailing four-quarter basis.

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
           9.4 MINIMUM STOCKHOLDERS' EQUITY. As of the end of each Quarter, commencing in the Quarter ending March 31, 2001, the consolidated Stockholders' equity of the Company shall not be less than $7,500,000.

           9.5 DEFINITIONS. The following terms shall have the following definitions, for purposes of this Section 9 and for all other purposes in this Purchase Agreement, and such definitions shall replace any definitions for such terms in the Glossary of Terms. Capitalized terms contained in the following definitions shall have the meanings ascribed to them in the Senior Loan Agreement.

           (a)       FIXED CHARGE COVERAGE RATIO - for any period, the ratio of
                     (i) EBITDA minus federal and state income taxes actually payable during such period, minus, with respect to any period except Borrowers' first Fiscal Quarter of 2001, Capital Expenditures of Borrowers on a combined and consolidated basis net of Purchase Money Debt and Capitalized Lease Obligations with respect thereto, to the extent permitted hereunder and made during the period for which the Fixed Charge Coverage Ratio is to be calculated, to (ii) Fixed Charges during the period for which the Fixed Charge Coverage Ratio is to be calculated.

           (b) INTEREST COVERAGE RATIO - for any period, the ratio of (i) EBITDA for such period to (ii) Cash Interest Expense for such period.

           (c) SENIOR FIXED CHARGE COVERAGE RATIO - for any period, the ratio of (i) EBITDA minus actual state and federal income taxes payable during such period, minus, with respect to any period except Borrowers' first Fiscal Quarter of 2001, Capital Expenditures of the Borrowers on a combined and consolidated basis net of Purchase Money Debt and Capitalized Lease Obligations with respect thereto, to the extent permitted hereunder and made during the period for which the Senior Fixed Charge Coverage Ratio is to be calculated, to (ii) the sum of (a) Cash Interest Expense attributable to Senior Loan, plus (b) payments of principal due on the Term Loan or any Equipment Loan and other Senior Indebtedness (including the principal component of Capitalized Lease Obligations) for the period for which the Senior Fixed Charge Coverage Ratio is to be calculated.

                                       9